EXHIBIT 10.4

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        This Amended and Restated Employment Agreement (the “Agreement”) is entered into by and between Apria Healthcare Group Inc. (the “Company”) and Lawrence A. Mastrovich (the “Executive”), as of May 5, 2006.

I.     EMPLOYMENT.

        The Company hereby employs the Executive and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. The term of the employment will continue until the termination of the Executive’s employment by reason of his written resignation, termination by the Company for any reason by written notice of termination, or death, provided that for purposes of Section IV-D-3, the “Expiration Date” shall initially be April 7, 2004, and shall be extended one (1) day for each day of the Executive’s employment during the term of this Agreement until the Executive’s employment is terminated for any reason. For instance, if the Executive’s employment with the Company is terminated on January 1, 2003, the Expiration Date shall be December 31, 2004. The Executive’s employment may be terminated at any time by written notice from the Executive to the Company or from the Company to the Executive, in the manner provided in Section XIX hereof.

II.     DUTIES.

        The Executive shall serve during the course of his employment as the President and Chief Operating Officer of the Company, reporting to the Chief Executive Officer. The Executive shall undertake such duties and have such authority as the Company, through its Chief Executive Officer, shall assign to the Executive from time to time in the Company’s sole and absolute discretion, provided such duties and responsibilities are the types of duties that would ordinarily be assigned to a person with employment experience and a position comparable to that of the Executive. Initially, the Executive shall have responsibility for the following areas: field operations, corporate logistics, corporate revenue management, clinical services and regulatory affairs and compliance. The Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive further agrees that he shall not undertake any outside activities which create a conflict in interest with his duties to the Company, or which, in the judgment of the Board of Directors of the Company, interfere with the performance of the Executive’s duties to the Company.

III.     COMPENSATION.

         A.        The Company will pay to the Executive a base salary at the rate of $512,000 per year. Such salary shall be payable in periodic installments in accordance with the Company’s customary practices. Amounts payable shall be reduced by standard withholdings and other authorized deductions. The Executive’s salary may be increased from time to time at the discretion of the Company.

         B.        Annual Bonus, Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate in all annual bonus, incentive, savings and retirement plans, practices, policies and programs applicable generally to the Chief Executive Officer of the Company, including without limitation (i) the Company’s Executive Bonus Plan (a copy of which has been previously provided to the Executive) and (ii) the Company’s 401(k) Savings Plan. The parties to this Agreement recognize that such plans may be amended and/or terminated by the Company at any time without the consent of the Executive in accordance with the terms of such plans.

         C.        Welfare Benefit Plans. The Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by the Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out the Executive.

         D.        Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other executives of the Company. The parties to this Agreement recognize that such policies may be amended and/or terminated by the Company at any time without the consent of the Executive.

         E.        Fringe Benefits. The Executive shall be entitled to fringe benefits, including without limitation (i) reasonable travel and entertainment expenses of the Executive’s spouse, on an actually incurred basis when necessary in conjunction with participation in Company events, and (ii) such other benefits in accordance with the plans, practices, programs and policies as may be in effect generally with respect to the Chief Executive Officer of the Company.

         F.        Vacation. The Executive shall be entitled to four weeks of paid vacation annually, to be available and prorated monthly during the term of this Agreement and otherwise to be consistent with the vacation policy and practice applicable to other executives of the Company.

IV.     TERMINATION.

         A.        Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section XIX if its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

         B.        Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement (except as set forth below), “Cause” shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has (i) engaged in or committed willful misconduct; (ii) engaged in or committed theft, fraud or other illegal conduct; (iii) refused or demonstrated an unwillingness to substantially perform his duties for a 30-day period after written demand for substantial performance that refers to this paragraph and is delivered by the Company that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties; (iv) refused or demonstrated an unwillingness to reasonably cooperate in good faith with any Company or government investigation or provide testimony therein (other than such failure resulting from the Executive’s disability); (v) engaged in or committed insubordination; (vi) engaged in or committed any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company; (vii) willfully violated his fiduciary duty or his duty of loyalty to the Company or the Company’s Code of Ethical Business Conduct in any material respect; (viii) used alcohol or drugs (other than drugs prescribed to the Executive by a physician and used by the Executive for their intended purpose for which they had been prescribed) in a manner which materially and repeatedly interferes with the performance of his duties hereunder or which has the effect of materially injuring the reputation or business of the Company; or (ix) engaged in or committed a material breach of this Agreement for a 30-day period after written notification is delivered by the Company that specifically refers to this paragraph and identifies the manner in which the Company believes the Executive has materially breached this Agreement. For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith or without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding anything herein to the contrary, for purposes of any termination of employment that occurs within the period that (i) begins with the first to occur of (1) the initial public announcement of a Specified Change of Control (as defined below), or (2) the 90th day preceding a Specified Change of Control and (ii) ends two years following such Specified Change of Control, “Cause” shall instead mean only the occurrence of either or both of the following: (A) the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony (other than traffic related offenses or as a result of vicarious liability); or (B) the willful engaging by the Executive in misconduct that is significantly injurious to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without delivery to the Executive of a notice of termination signed by the Company’s Chief Executive Officer or Chairman of the Board stating that in the good faith opinion of the officer signing such notice, the Executive has engaged in or committed conduct of the nature described in this paragraph, and specifying the particulars thereof in detail.

         C.        Other than Cause or Death or Disability. The Executive or the Company may terminate the Executive’s employment at any time, without Cause, by giving the other party to this Agreement at least 30 days advance written notice of such termination, subject to the provisions of this Agreement.

         D.        Obligations of the Company Upon Termination.

         1.        Death or Disability. If the Executive’s employment is terminated by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) the Executive’s base salary through the date of termination of employment to the extent not theretofore paid, plus (ii) any earned vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the “Accrued Obligations”), which shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination of employment; and (b) payment to the Executive or his estate or beneficiary, as applicable, (i) any amounts due pursuant to the terms of any applicable welfare benefit plans; (ii) obligations pursuant to the terms of any outstanding stock option agreements; and (iii) obligations under the Company’s 401(k) Savings Plan.

         2.        Cause. If the Executive’s employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than for the timely payment of the Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-D-2, then the Company’s decision to terminate shall be deemed to have been made under Section IV-D-3 and the amounts payable thereunder shall be the only amounts the Executive may receive for his termination.

         3.        Other than Cause or Death or Disability.

(a)

If, during the term of this Agreement, (i) the Company terminates the Executive’s employment for other than Cause or death or Disability, or (ii) the Executive terminates his employment hereunder with Good Reason (as defined below), the Executive’s employment shall terminate and the Executive shall be entitled to receive the following:

(1)	an amount equal to the Contract Balance (as defined below) in one lump sum upon such termination of his employment; and

(2)	the Accrued Obligations as of the date of termination of employment.

Any payment made pursuant to this Section IV-D-3(a) shall be reduced by all amounts required to be withheld by applicable law, and shall only be made in exchange for a valid release of all claims the Executive may have against the Company in the form attached hereto as Exhibit A (which may be modified only to the extent necessary to reflect developments in applicable law that would jeopardize enforceability of such release unless the modifications are not made). Such payment shall constitute the sole and entire obligation of the Company to provide any compensation or benefits to the Executive upon termination, except for obligations under the Company’s 401(k) Savings Plan, obligations pursuant to the terms of any outstanding stock option agreements, and the Company’s obligations to make payments required to be made under any other incentive compensation plan.

         (b)        The term “Good Reason” means (except as set forth below):

(i)

if the Executive’s annual base salary is reduced, except for a general one-time “across-the-board” salary reduction not exceeding ten percent (10%) which is imposed simultaneously on all executive officers of the Company; or

(ii)

if, the Company requires the Executive to be based at an office location which will result in an increase of more than thirty (30) miles in the Executive’s one-way commute, except in connection with a relocation of the Company’s principal executive offices; or

(iii)	if the Company does not permit the Executive to continue to serve as the President and Chief Operating Officer or another mutually acceptable senior executive position.

provided, however, that “Good Reason” shall cease to exist for an event on the 60th day following the earlier of the Company’s written notice of the change to the Executive or the Executive’s becoming aware thereof, unless the Executive has given the Company written notice of his/her objection thereto prior to such date.

Notwithstanding anything herein to the contrary, for purposes of any termination of employment that occurs within the period that (i) begins with the first to occur of (1) the initial public announcement of a Specified Change of Control (as defined below), or (2) the 90th day preceding a Specified Change of Control and (ii) ends two years following such Specified Change of Control, “Good Reason” shall instead mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(i)

a material reduction in the nature, status or scope of the Executive’s authorities, duties, and/or responsibilities, (when such authorities, duties, and/or responsibilities are viewed in the aggregate) from their level in effect on the day immediately prior to the Specified Change of Control (provided, however, that neither of (A) a change in the Executive’s reporting relationships, nor (B) an adjustment in the nature of the Executive’s duties and responsibilities that in either case does not remove from him the authority with respect to the Company’s functional area, employees or products and services that the Executive had immediately prior to such change or adjustment shall constitute “Good Reason”);

(ii)

a reduction in the Executive’s base salary from its highest level in effect at any point in the three months preceding the Specified Change of Control or a significant reduction in the Executive’s aggregate incentive opportunities under the Company’s short and/or long-term incentive programs, as such opportunities exist immediately prior to the Specified Change of Control;

(iii)

the failure of the Company to maintain the Executive’s relative level of coverage and accruals (as compared to other Company executives) under the Company’s employee benefit and/or retirement plans, policies, practices, or arrangements in which the Executive participates immediately prior the Specified Change of Control (both in terms of the amount of benefits provided, and amounts accrued) (for this purpose, the Company may eliminate and/or modify existing programs and coverage levels without the Executive’s consent; provided, however, that the Executive’s level of coverage under all such programs must be at least as great as is provided to executives who have the same or lesser levels of reporting responsibilities within the Company’s organization);

(iv)

the Executive is informed by the Company that his or her principal place of employment for the Company will be relocated to a location that will result in an increase of more than thirty (30) miles in the Executive’s one-way commute (as compared to the Executive’s one-way commute prior to the Change in Control); or

(v)	the Company’s not permitting the Executive to continue to serve as the President and Chief Operating Officer or another mutually acceptable senior executive position.

For purposes of this Agreement, the term a “Specified Change of Control” shall be any Change of Control that is specifically designated, in writing, by the Board of Directors of the Company or Compensation Committee thereof prior to the consummation of the Change of Control to be a Specified Change of Control.

(c) The term “Contract Balance” means an amount equal to the annual base salary that the Executive would have earned from the Company had the Executive continued his employment from the date the Executive’s employment terminated through the Expiration Date (i.e., base salary for two (2) years), using the rate of base salary in effect on the date on which the Executive received or gave written notice of his termination, plus an amount equal to two (2) times the sum of (i) an amount equal to the average of the annual bonuses with respect to the Company’s two (2) most recently completed fiscal years, if any, determined to be payable and/or paid to the Executive under the Company’s the Executive Bonus Plan (or comparable bonus plan) prior to such notice of termination, and (ii) an amount determined by the Company from time to time in its sole discretion to be equal to the annual cost for the Executive of obtaining medical, dental and vision insurance under COBRA, which annual amount is hereby initially estimated to be $20,000.

(d) A “Change of Control” shall be deemed to have occurred if:

(i)

any “person,” as such term is used in Sections 13(d)and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) is, becomes or enters a contract to become, the “beneficial owner,” as such term is used in Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities representing twenty-five percent (25%) or more of the voting common stock of the Company;

(ii)

all or substantially all of the business or assets of the Company are disposed of, or a contract is entered to dispose of all of the business of the Company pursuant to a merger, consolidation other transaction in which (a) the Company is not the surviving parent company or (b) the stockholders of the Company prior to the transaction do not continue to own at least sixty percent (60%) of the surviving parent company in substantially the same proportions as their ownership immediately prior to such transaction; or

(iii)	the Company is materially or completely liquidated.

Notwithstanding clause (i) above, a “Change of Control” shall not be deemed to have occurred solely because a person shall be, become or enter into a contract to become the beneficial owner of 25% or more, but less than 40%, of the voting common stock of the Company, if and for so long as such person is bound by, and in compliance with, a contract with the Company providing that such person may not nominate, vote for, or select more than a minority of the directors of the Company. The exception provided by the preceding sentence shall cease to apply with respect to any person upon expiration, waiver, or non-compliance with any such contract, by which such person was bound.

(e) In the event the Executive initiates arbitration pursuant to Section VI to enforce his rights to any payments under this Section IV-D-3, or the Company seeks to withhold or reduce any such payments for any reason, then:

(i)	the burden of proving that the Executive is not entitled to such payments shall be on the Company;

(ii)

the Company shall pay all expenses incurred by the Executive in prosecuting or defending any such proceeding as they are incurred by the Executive in advance of the final disposition of such dispute, together with any tax liability incurred by the Executive in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts so advanced to the extent the arbitrator in such proceeding so determines as provided in Section V; and

(iii)

all such payments required under this Agreement shall continue to be made on the dates provided herein without any offsets, claims or charges of any kind whatsoever being asserted by the Company, except in the event a final determination pursuant to the arbitration provisions of Section V has been rendered and such determination provides that the Company is entitled to assert any such offset, claim or charge against the Executive.

(f) No Mitigation or Offset. Notwithstanding anything herein to the contrary, the amount of any payment or benefit provided for in this Section IV-D-3 shall not be reduced, offset or subject to recovery by the Company or any of its subsidiaries or affiliates by reason of any compensation earned by the Executive as the result of employment by another employer after the Executive’s employment with the Company terminates for any reason. In addition, the Executive shall be under no obligation to seek other employment or to take any other actions to mitigate the amounts payable under this Section IV-D-3.

         4.        Exclusive Remedy. The Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

V.     ARBITRATION.

        Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment by the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association’s National Rules for Resolution of Employment Disputes as then in effect. Such arbitration shall be conducted in Orange County, California, and the arbitrator shall be a resident of Orange County, California or of a county contiguous to Orange County, California. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections VI, VII, or IX of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company’s posting any bond, and provided, further, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of employment termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The arbitrator’s order shall specify, based on the outcome of the arbitration, whether the Executive shall repay any of the Executive’s expenses theretofore paid by the Company pursuant to Section IV-D-3(e)(ii). The fees and expenses of the arbitrator shall be borne by the Company.

VI.      NONCOMPETITION; ANTISOLICITATION.

        The Executive promises and agrees that during the term of this Agreement and for a period of two years thereafter, he will not, directly or indirectly, either for himself or for any other person, entity or business, (i) be engaged in any way with a competing business of the Company or any of its present or future subsidiaries or affiliates, or (ii) induce or attempt to induce any patient, customer, supplier, licensee, or other party having a business relationship with Apria or any of its subsidiaries or affiliates to cease or reduce the scope of that relationship. For purposes of the above covenant in this Section VI, the Executive shall “be engaged in any way with a competing business of the Company” if he, directly or indirectly, engages or invests in, owns, manages, operates, finances, controls, or participates in the ownership, management, operation or control of, is employed by, lends his name or credit to, or renders consulting or other services or advice to, any person, firm, corporation or other business entity which performs or sells services or products which are competitive with those services and products performed or sold at any time after the date hereof by the Company or any of its subsidiaries or affiliates in any jurisdiction.

VII.     SOLICITING EMPLOYEES.

        The Executive promises and agrees that, for a period of two years following termination of his employment, he will not, directly or indirectly, solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his or her own employment, or facilitate the hiring of any such employee, to work for any other business, individual, partnership, firm, corporation, or other entity.

VIII.     CONFIDENTIAL INFORMATION.

         A.        The Executive, in the performance of his duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but not limited to systems technology, field operations, reimbursements, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the “Confidential Material”). All such Confidential Material is considered secret and will be available to the Executive in confidence. Except in the performance of duties on behalf of the Company, the Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of the Executive’s) to be confidential because it has become part of the public domain. All records, files, drawings, documents, notes, disks, diskettes, tapes, magnetic media, photographs, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company’s business, which the Executive prepares, uses or encounters during the course of his employment, shall be and remain the Company’s sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any time has been in the Executive’s possession or under the Executive’s control.

         B.        The Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company’s Confidential Material by any means whatsoever and at any time before, during or after the Executive’s employment with the Company shall constitute unfair competition. The Executive agrees that he shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

         C.        The Executive promises and agrees that for a period of two years following termination of his employment, he will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company, or that is or reasonably would be expected to be damaging to the reputation of the Company.

IX.     EXCISE TAX.

         A.        In the event that any amount or benefit that may be paid or otherwise provided to or in respect of the Executive by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, “Covered Payments”), is or may become subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision or any comparable provision of state, local or foreign law) (“Excise Tax”), the Company will pay to the Executive a “Reimbursement Amount” equal to the total of: (A) any Excise Tax on the Covered Payments, plus (B) any Federal, state, and local income taxes, employment and excise taxes (including the Excise Tax) on the Reimbursement Amount, plus (C) the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Reimbursement Amount in the Executive’s income multiplied by the Executive’s combined Federal, state, and local income tax rate for the calendar year in which the Reimbursement Amount is includible in the Executive’s taxable income, plus (D) any interest, penalties or additions to tax imposed under applicable law in connection with the Excise Tax or the Reimbursement Amount, plus (E) any reasonable out-of-pocket costs incurred by the Executive in connection with any of the foregoing. For purposes of this Section IX-A, the Executive will be deemed to pay (1) Federal income taxes at the highest applicable marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Reimbursement Amount is includible in the Executive’s taxable income and (2) any applicable state and local income taxes at the highest applicable marginal rate of taxation applicable to individuals for the calendar year in which such Reimbursement Amount is includible in the Executive’s taxable income, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive’s adjusted gross income). Except to the extent provided in Section IX-C below, this provision is intended to put Employee in the same position as Employee would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

         B.        The payment of a Reimbursement Amount under this Section IX shall not be conditioned upon the Executive’s termination of employment.

         C.        Notwithstanding the foregoing provisions of this Section IX-A, if the Company determines that, absent this sentence, the Executive is entitled to a Reimbursement Amount, but that the portion of the Covered Payments that would be treated as “parachute payments” under Code Section 280G (“Covered Parachute Payments”) does not exceed 103% of the greatest amount of Covered Parachute Payments that could be paid to the Executive such that the receipt of such Covered Parachute Payments would not give rise to any Excise Tax (the “Safe Harbor Amount”), then no Reimbursement Amount shall be paid to the Executive (unless for any reason the Executive is determined to be subject to the Excise Tax after application of the balance of this sentence, in which case the full Reimbursement Amount shall be paid), and the Covered Parachute Payments payable under this Agreement shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of reducing the Covered Parachute Payments to the Safe Harbor Amount, only amounts payable under this Agreement shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Covered Parachute Payments to the Safe Harbor Amount, no amounts payable under this Agreement or otherwise shall be reduced pursuant to this Section IX-C. The Company shall notify the Executive of any intent to reduce the amount of any Covered Payments in accordance with this Section IX-C (which notice, if practicable, shall be given prior to the occurrence of an event that would give rise to a Covered Parachute Payment), and the Executive shall have the right to designate which of the Covered Payments shall be reduced and to what extent, provided that the Executive may not so elect to the extent that, in the determination of counsel to the Company, such election would cause the Executive to be subject to the Excise Tax.

         D.        The determination of whether an event described in Code Section 280G(b)(2)(A)(i) has occurred, the amount of any Reimbursement Amount and/or the amounts described in Section IX-C above shall be made initially by an accounting firm selected by the Compensation Committee of the Board of Directors (as constituted prior to the occurrence of any Change of Control), or, if no such firm is selected, by the independent compensation consulting firm retained by the Compensation Committee prior to any Change of Control to provide consulting advice to the Compensation Committee; provided, however, that nothing herein shall limit the Executive’s right to payment of the Reimbursement Amount in the event it is determined that any of such initial determinations was incorrect.

         E.        The Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Reimbursement Amount; provided, however, that failure by the Executive to give such notice promptly shall not result in a waiver or forfeiture of any of the Executive’s rights under this Section IX except to the extent of actual damages suffered by the Company as a result of such failure. If the Company notifies the Executive in writing within 15 days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of the Executive its ability to pay any resulting Reimbursement Amount), the Executive shall:

1.	give the Company any information reasonably requested by the Company relating to such claim;

2.

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to the Executive;

3.	cooperate with the Company in good faith in order effectively to contest such claim; and

4.	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company’s actions do not unreasonably interfere with or prejudice the Executive’s disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

X.     FUNDING UPON SPECIFIED CHANGE OF CONTROL.

         A.        Immediately prior to the occurrence of a Specified Change of Control, the Company shall fund, to the extent it has not done so, a sum equal to the present value on the date of the Specified Change of Control of any amounts that are or would reasonably be expected to become payable to the Executive under the provisions of Sections IV, IX and XI hereof (including a good faith estimate of expenses of the trust in the event that the Company does not timely pay such expenses), which in any event shall be no less than 125% of such present value (determined using an interest rate equal to the short-term applicable federal rate (with annual compounding) established under Section 1274(d) of the Code for the month in which the Specified Change of Control), by establishing and irrevocably funding a trust for the benefit of the Executive. In addition, immediately prior to the occurrence of a Specified Change of Control, the Company shall contribute to the trust established under this Section X, to the extent it has not done so, a number of shares of common stock of the Company equal to the total number of shares subject to all outstanding awards (whether vested or unvested) of stock options, restricted stock purchase rights and restricted stock units held by the Executive as of immediately prior to the Specified Change of Control. The trustee of such trust shall be instructed to pay out any such amounts as and to the extent such amounts become payable in accordance with the terms of this Agreement and the agreements documenting the terms of the Executive’s outstanding stock awards.

         B.        The trust established under this Section X shall be a grantor trust described in Section 671 of the Code. The Company shall be solely responsible for and shall directly pay all fees and expenses of the trust; provided, however, in the event that the Company does not pay all of the fees and expenses of the trust, the trustee shall have the authority to pay such fees from the assets of the trust.

         C.        Any payments of compensation, severance or other benefits by the trust established pursuant to this Section X shall, to the extent thereof, discharge the Company’s obligation to pay compensation, pension, severance and other benefits hereunder, it being the intent of the Company that assets in such trust be held for the purpose of discharging any obligation of the Company to pay compensation, severance and other benefits under this Agreement and all equity compensation agreements between the Company and the Executive under such circumstances in which such trust is in effect.

         D.        The trust established under this Section X shall not terminate until the date on which all payments and benefits to be funded out of the trust have been satisfied and discharged in full. Upon termination of the trust any assets remaining in the trust shall be returned to the Company.

XI.     EFFECT OF SECTION 409A OF THE CODE.

        Notwithstanding anything to the contrary in this Agreement, if the Company determines (a) that on the date the Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Executive is a “specified employee” (as such term is defined under Section 409A) of the Company and (b) that any payments to be provided to the Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement then (i) such payments shall be delayed until the date that is six months after date of the Executive’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company, or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes (the “Payment Delay Period”) and (ii) such payments shall be increased by an amount equal to interest on such payments for the Payments Delay Period at a rate equal to the prime rate in effect as of the date the payment was first due plus one point (for this purpose, the prime rate will be based on the rate published from time to time in The Wall Street Journal).

XII.     SUCCESSORS.

         A.        This Agreement is personal to the Executive and shall not, without prior written consent of the Company, be assignable by the Executive.

         B.        This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries and its successors and assigns and any such subsidiary, successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XIII.     WAIVER.

         No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XIV.     MODIFICATION.

        This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company’s Chief Executive Officer or Chairman.

XV.     SAVINGS CLAUSE.

        The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

XVI.     COMPLETE AGREEMENT.

        This Agreement constitutes and contains the entire agreement and final understanding concerning the Executive’s employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement. Except as provided herein, the Executive’s the Executive Severance Agreement with the Company, dated June 27, 2001, is no longer in effect.

XVII.     GOVERNING LAW.

        This Agreement shall be deemed to have been executed and delivered within the State of California and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflicts of laws.

XVIII.     CONSTRUCTION.

        In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XIX.     COMMUNICATIONS.

        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by courier, or if mailed by registered or certified mail, postage prepaid, addressed to the Executive at 105 Country View Lane, McMurray, PA 15317 or addressed to the Company at 26220 Enterprise Court, Lake Forest, California 92630, Attention: Senior Vice President and General Counsel, with a copy to the attention if the Senior Vice President, Human Resources. Either party may change the address at which notices shall be given by written notice given in the above manner.

XX.      EXECUTION.

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Xerographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

XXI.     LEGAL COUNSEL.

        The Executive and the Company recognize that this is a legally binding contract and acknowledge and agree that they have each had the opportunity to consult with legal counsel of their choice.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

APRIA HEALTHCARE GROUP INC. By ____________________________ Lawrence M. Higby Chief Executive Officer	THE EXECUTIVE By ____________________________ Lawrence A. Mastrovich

EXHIBIT A

GENERAL RELEASE

        THIS GENERAL RELEASE (this “Release”) is made as of the ___ day of __________, 20___, by and between Lawrence A. Mastrovich, an individual (“Executive”), and Apria Healthcare Group Inc., a Delaware corporation (“Apria”). In consideration of the payments and benefits to be provided to Executive pursuant to that certain Amended and Restated Employment Agreement, effective as of May 5, 2006, to which Executive and Apria are parties (the “Severance Agreement”), the sufficiency of which is acknowledged hereby, Executive and Apria agree as follows:

    1.        Neither this Release nor anything in this Release shall be construed to be or shall be admissible in any proceeding as evidence of an admission by Apria or Executive of any violation of Apria’s policies or procedures, or state or federal laws or regulations. This Release may be introduced, however, in any proceeding to enforce the Release. Such introduction shall be pursuant to an order protecting its confidentiality.

    2.        Except for (i) those obligations created by or arising out of this Release, (ii) any rights Executive may have under stock option agreements with Apria and any retirement, 401(k), or similar benefit plans of Apria, and (iii) the continuing right to indemnification as provided by applicable law or in Apria’s bylaws and articles of incorporation in connection with acts, suits or proceedings by reason of the fact that he was an officer or employee of Apria where the basis of the claims against him consists of acts or omissions taken or made in such capacity, Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Apria, and its predecessors, subsidiaries and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively (including Apria) referred to as the “Apria Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held as against the Apria Releasees, arising out of or in any way connected with his employment relationship with any Apria Releasee, or his voluntary resignation from employment with the Apria Releasees or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of any Apria Releasee committed or omitted prior to the date of this Release, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment Practices Act, the Equal Pay Laws, the Workers’ Compensation Act, the Family and Medical Leave Act, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, the state and federal Worker Adjustment and Retraining Notification Act, the California Business and Professions Code, or any common law or statutory claim for fraud, wrongful termination, violation of public policy or defamation, or any claim for compensation, severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers’ compensation or disability.

        Except for those obligations created by or arising out of this Release, and except as provided below, Apria on behalf of itself and the Apria Releasees (to the extent the matter in question arises on the basis of their relationship to Apria) hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Executive from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, whether or not concealed or hidden, arising out of or in any way connected with Executive’s employment relationship with any Apria Releasee or his voluntary resignation from employment with the Apria Releasees, or any other transactions, occurrences, actions, omissions, claims, losses, damages or injuries whatsoever, known or unknown, suspected or unsuspected, which Apria now owns or holds or has at any time heretofore owned or held as against Executive.

    3.        It is the intention of Apria and Executive in executing this Release that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, Apria and Executive hereby expressly waive any and all rights and benefits conferred upon them by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

        Apria and Executive, and each of them, acknowledge that either may hereafter discover claims or facts in addition to or different from those which either or both of them now knows or believes to exist with respect to the subject matter of this Release and which, if known or suspected at the time of executing this Release, may have materially affected this settlement. Nevertheless, Apria and Executive each hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Apria and Executive each acknowledge that it or he understands the significance and consequence of such release and such specific waiver of SECTION 1542.

    4.        The terms and conditions of this Release shall remain confidential as between the parties and professional advisers to the parties and neither of them shall disclose them to any other person, except as provided herein or as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) or as otherwise may be required by law or court order. Without limiting the generality of the foregoing, neither Apria nor Executive will respond to or in any way participate in or contribute to any public discussion concerning, or in any way relating to, the execution of this Release or the events which led to its execution. Except as provided above with respect to SEC rules and regulations or as otherwise may be required by law or court order, if inquiry is made of Apria concerning any of the claims released by this Release or relating to Executive’s employment with Apria, Apria shall provide to third parties Executive’s dates of employment with Apria and its predecessors and his job titles during such employment, in accordance with the normal practices of Apria’s human resources department.

    5.        Executive expressly acknowledges and agrees that, by entering into this Release, he is waiving any and all rights or claims that may have arisen under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges that:

    a.        He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

    b.        He was given a copy of this Release on _______________, and informed that he had 21 days within which to consider the Release, although he is free to accept this Release anytime within that 21-day period and

    c.        He was informed that he has seven days following the date of his execution of this Release in which to revoke the Release, which revocation may be effected by means of a written notice sent to the General Counsel of Apria at Apria’s corporate headquarters.

    d.        Apria and Executive agree that this Release will not become effective or enforceable until the seven-day revocation period has expired without his having revoked this Release.

    6.        Apria and Executive each warrant and represent that neither has heretofore assigned or transferred to any person not a party to this Release any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

    7.        Apria and Executive acknowledge that any employment or contractual relationship between them (including with any other Apria Releasee) will terminate on _______________, that they have no further employment or contractual relationship except as may arise out of this Release and that Executive waives any right or claim to reinstatement as an employee of any Apria Releasee and will not seek employment in the future with Apria, unless by mutual consent.

    8.        This Release shall be incorporated into and made a part of the Severance Agreement as of the date hereof. This Release together with the Severance Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior and contemporaneous oral and written discussions, agreements and understandings of any kind or nature. This Release shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns. This Release does not, however, affect Executive’s rights under any Apria retirement, 401(k), or similar benefit plan. This Release also does not modify the provisions of any of Executive’s stock options, restricted stock purchase rights or restricted stock units.

    9.        If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect the other provisions or applications of this Release which can be given effect without the invalid provisions or applications and to this end the provisions of this Release are declared to be severable.

    10.        This Release has been executed and delivered by Executive within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

    11.        This Release may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

    12.        Any dispute or controversy between Executive on the one hand, and Apria (or any other Apria Releasee), on the other hand, in any way arising out of, related to, or connected with this Release or the subject matter hereof, or otherwise in any way arising out of, related to, or connected with Executive’s employment with any Apria Releasee or the termination of Executive’s employment with any Apria Releasee, shall be submitted for resolution by arbitration in accordance with the provisions of the Severance Agreement. APRIA AND EXECUTIVE ACKNOWLEDGE, UNDERSTAND AND AGREE THAT IN THE EVENT OF A DISPUTE UNDER THIS RELEASE, EACH PARTY HAS WAIVED ANY RIGHT TO A JURY TRIAL AND A JUDICIAL RESOLUTION OF THE DISPUTE.

    13.        No waiver of any breach of any term or provision of this Release shall be construed to be, or shall be, a waiver of any other breach of this Release. No waiver shall be binding unless in writing and signed by the party waiving the breach.

    14.        In entering this Release, the parties represent that they have relied upon the advice of their attorneys, who are attorneys of their own choice, and that they have read the Release and have had the opportunity to have the Release explained to them by their attorneys, and that those terms are fully understood and voluntarily accepted by them.

    15.        All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Release and which are not inconsistent with its terms.

    16.        Executive hereby declares as follows:

        I, Lawrence A. Mastrovich, hereby acknowledge that I was given 21 days to consider the foregoing Release and voluntarily chose to sign the Release prior to the expiration of the 21-day period.

     I have read the foregoing Release and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

        I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

[signature page follows]

        IN WITNESS WHEREOF, the undersigned have executed and delivered this Release this ___ day of __________, 20__.

____________________________ Executive APRIA HEALTHCARE GROUP INC. By ____________________________ [Name] [Title]